Exhibit 4.1

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
CUSIP NO. 92672L 10 7
VIEWRAYTM
Visibly Different
AUTHORIZED COMMON STOCK: 300,000,000
PAR VALUE: $0.01
THIS CERTIFIES THAT
IS THE RECORD HOLDER OF
Shares of ViewRay, Inc. Common Stock
transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.
Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.
Dated:
SECRETARY VIEWRAY, INC.
CORPORATE
SEAL
DELAWARE
PRESIDENT
Countersigned & Registered: Globex Transfer, LLC
(813) 344-4490
By
Authorized Signature